Exhibit 15.1

November 16, 2005

PartnerRe Ltd.
Chesney House
96 Pitts Bay Road
Pembroke HM08

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of PartnerRe Ltd. and subsidiaries for the three-month periods ended March 31, 2005 and 2004, and have issued our report dated April 22, 2005, and for the six-month periods ended June 30, 2005 and 2004, and have issued our report dated July 21, 2005, and for the nine-month periods ended September 30, 2005 and 2004, and have issued our report dated October 25, 2005. As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Report on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 are being incorporated by reference in this Registration Statement on Form S-8.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche
Hamilton, Bermuda